New Perspective Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$635,626
Class B	$14,463
Class C	$13,108
Class F	$15,127
Total	$678,324
Class 529-A	$9,546
Class 529-B	$825
Class 529-C	$1,359
Class 529-E	$459
Class 529-F	$178
Class R-1	$316
Class R-2	$4,236
Class R-3	$11,778
Class R-4	$9,029
Class R-5	$35,669
Total	$73,395

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4990
Class B	$0.2637
Class C	$0.2602
Class F	$0.5014
Class 529-A	$0.4888
Class 529-B	$0.2433
Class 529-C	$0.2554
Class 529-E	$0.3987
Class 529-F	$0.5489
Class R-1	$0.3065
Class R-2	$0.2731
Class R-3	$0.4048
Class R-4	$0.4752
Class R-5	$0.5734

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,365,651
Class B	58,522
Class C	55,389
Class F	32,611
Total	1,512,173
Class 529-A	22,317
Class 529-B	3,733
Class 529-C	6,010
Class 529-E	1,304
Class 529-F	371
Class R-1	1,273
Class R-2	17,373
Class R-3	33,034
Class R-4	20,398
Class R-5	68,699
Total	174,512

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.30
Class B	$31.73
Class C	$31.55
Class F	$32.19
Class 529-A	$32.13
Class 529-B	$31.70
Class 529-C	$31.68
Class 529-E	$31.93
Class 529-F	$32.11
Class R-1	$31.55
Class R-2	$31.63
Class R-3	$31.89
Class R-4	$32.10
Class R-5	$32.32